                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     EDUCATIONAL INSIGHTS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                           EDUCATIONAL INSIGHTS, INC.
                              16941 KEEGAN AVENUE
                            CARSON, CALIFORNIA 90746
                                 (310) 884-2000

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 2000

                             ---------------------

To the Shareholders of EDUCATIONAL INSIGHTS, INC.

    You are cordially invited to attend the Annual Meeting of Shareholders of Educational Insights, Inc., a California corporation (the "Company"), which will be held at the Company's corporate offices, 16941 Keegan Avenue, Carson, California, at 10:00 A.M., California time, on Friday, June 16, 2000, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

    1. To elect a board of five directors to serve until the next annual meeting of the Company's shareholders and until their successors have been elected and qualify;

    2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record of the Company's common stock at the close of business April 27, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

    THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen E. Billis
                                          SECRETARY

Carson, California
May 12, 2000

                              EDUCATIONAL INSIGHTS
                              16941 KEEGAN AVENUE
                            CARSON, CALIFORNIA 90746
                                 (310) 884-2000

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

          APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                  MAY 12, 2000

                            ------------------------

    The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Educational Insights, Inc., a California corporation (the "Company"), to be held at the Company's corporate offices, 16941 Keegan Avenue, Carson, California, at 10:00 A.M., California time, on Friday, June 16, 2000, and any adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

    A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the Management of the Company may also solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

    Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted "FOR" the election of all five of the nominee-directors specified herein and "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 2000, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

    Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of Deloitte & Touche LLP will have no effect on the vote for such proposal except to the extent the number of abstentions causes the number of shares voted in favor of the proposal not to equal or exceed a majority of the quorum required for the Meeting (in which case the proposal would not be approved).

    Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later-dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                   VOTING SECURITIES AND CERTAIN SHAREHOLDERS

    The Company has outstanding only common stock, of which 7,040,000 shares were outstanding as of the close of business on April 27, 2000 (the "Record Date"). Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

    Representation at the Meeting by the holders of a majority of the outstanding common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

    The following table sets forth information as to the beneficial ownership of the Company's common stock by all directors and the persons identified in the Summary Compensation Table contained elsewhere herein, as well as by directors and executive officers of the Company as a group and, to the best of the Company's knowledge, beneficial owners of 5% or more of the Company's common stock. Except as indicated below, the information in the following table is based on ownership of the Company's common stock as of the Record Date.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL    PERCENT OF
TITLE OF CLASS             NAME OF BENEFICIAL OWNER      OWNERSHIP(1)    CLASS(2)
--------------             ------------------------      ------------   ----------
DIRECTORS:
Common Stock            Burton Cutler                      2,539,700(3)    36.08%
Common Stock            Jay Cutler                         1,192,870(4)    16.94%
Common Stock            Theodore J. Eischeid                 100,000        1.42%
Common Stock            Gerald Bronstein                      95,000(5)     1.35%
Common Stock            Courtney V. Moe                       55,000(6)        *
Common Stock            Timothy J. Kilpin                          0           *

NON-DIRECTOR EXECUTIVE OFFICERS:
Common Stock            George C. Atamian                     66,303(8)        *
Common Stock            Kevin M. Casey                        29,633(9)        *
Common Stock            Alan I. Fine                          20,000           *
Common Stock            James B. Whitney                      44,043(7)        *
Common Stock            All directors and executive        4,177,019       59.33%
                          officers as a group
                          (11 persons)

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL    PERCENT OF
TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP(1)    CLASS(2)
--------------          ------------------------------------   ------------   ----------
5% SHAREHOLDERS:

Common Stock            Burton Cutler                            2,539,700(3)    36.08%
                        Diana P. Cutler
                        16941 Keegan Avenue
                        Carson, CA 90746

Common Stock            Jay Cutler                               1,192,870(4)    16.94%
                        Karen Duncan Cutler
                        16941 Keegan Avenue
                        Carson, CA 90746

Common Stock            Carol Joan Csapo                           600,000        8.52%
                        438 N. Hidalgo
                        Alhambra, CA 90801

Common Stock            Peter A. Moncado                           600,000(10)     8.52%
                        Corey Cutler Moncado
                        207 Sunspring Court
                        Pleasant Hill, CA 94523

------------------------

 (1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to such person's shares (other than shares subject to options). The amount of beneficially owned shares includes, with respect to each named person or group, the number of shares of common stock, if any, which the shareholder has the right to acquire within 60 days of the Record Date.

 (2) Percent of class is based on the number of shares outstanding on the Record Date plus, with respect to each named person or group, the number of shares of common stock, if any, which the shareholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

 (3) Shares are held by Burton Cutler and Diana P. Cutler as Trustees of the Cutler Family Living Trust, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

 (4) Shares are held by Jay Cutler and Karen Duncan Cutler as Trustees of the Cutler Family Trust, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

 (5) Includes 5,000 shares which are issuable upon exercise of outstanding options.

 (6) Includes 5,000 shares which are issuable upon exercise of outstanding options. The remaining are held by Courtney V. Moe and Audrey S. Moe Trustees of the C&A Moe Revocable Trust dated March 27, 1992, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares. Mr. Moe resigned from the Board of Directors on April 6, 2000.

 (7) Includes 40,543 shares which are issuable upon exercise of outstanding options.

 (8) Includes 41,103 shares which are issuable upon exercise of outstanding option.

 (9) Includes 28,133 shares which are issuable upon exercise of outstanding option.

 (10) Shares are held by Peter A. Moncado and Corey Cutler Moncado as Trustees of the Peter Anthony Moncado and Corey Cutler Moncado Family Trust dated December 2, 1994, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

    The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Company's directors are to be elected at each annual meeting of shareholders. At this Meeting, five directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Meeting set forth in the table below are all recommended by the Board of Directors of the Company. Four of the nominated directors were elected as directors of the Company by the shareholders at the Company's 1999 annual Meeting of Shareholders. The fifth nominated director is Timothy J. Kilpin, who was appointed to serve as a director on April 6, 2000 by unanimous approval of the then existing Board of Directors.

    In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

    The five nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify.

    The following table sets forth certain information concerning the nominees for election as directors (all of such nominees being continuing members of the Company's present Board of Directors):

NOMINEE(1)                                     PRINCIPAL OCCUPATION               AGE
----------                                     --------------------             --------
Burton Cutler(2)..................  Chairman of the Board                          73
Theodore J. Eischeid(3)...........  President and Chief Executive Officer          49
Jay Cutler........................  Director                                       48
Gerald Bronstein(2)(3)............  Chairman of the Board of Bomaine               72
                                      Corporation
Timothy J. Kilpin(2)(3)...........  Chief Executive Officer of Ememories.com       40

------------------------

(1) The Company does not have a nominating committee of the Board of Directors. The nominees for election as directors at the Meeting were selected by the Board of Directors of the Company.

(2) Member of the compensation committee of the Board of Directors of the Company, currently consisting of three directors, none of whom is an employee of the Company. During 1999, no separate meetings of the Compensation Committee were held. Any compensation committee matters were discussed as part of the Board of Directors meetings. The compensation committee was created in July 1994 and reviews the performance of the Chief Executive Officer of the Company and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and option grants under the Educational Insights, Inc. Stock Awards Plan.

(3) Member of the audit committee of the Board of Directors of the Company, currently consisting of three directors, one of whom is an employee of the Company, which held one meeting during 1999. The audit committee was created in July 1994 and reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, the nature of nonaudit services, fees to be paid to the independent public accountants, the performance of the Company's independent public accountants, and the accounting practices of the Company.

    Burton Cutler is one of the founders of the Company. He was elected as a director of the Company and has served as Chairman of the Board, since the Company's inception in 1962. Mr. Cutler also served as the Company's principal executive officer from its formation until 1992. From 1992 to 1996, Mr. Cutler served as an executive officer of the Company in his capacity as Chairman of the Board of Directors. In 1996, Mr. Cutler resigned as an employee.

    Jay Cutler was employed by the Company from 1975 to 1998 and was elected as a director in 1982. He served as President and Chief Executive Officer of the Company from 1992 to September 1998. In 1998, Mr. Cutler founded and served as the President of Scherer Cutler, Inc. which developed and sold business management hardware until its dissolution in 1999. Mr. Cutler currently holds no position other than as director of the Company. Jay Cutler is the son of Burton Cutler.

    Theodore J. Eischeid joined the Company in September 1998 as President and Chief Executive Officer and was appointed as a director of the Company on October 13, 1998. From 1991 to 1998, Mr. Eischeid served as President of Revell-Monogram of Morton Grove, Illinois, a subsidiary of Binney and Smith and Hallmark Cards, Inc. He currently serves as Chairman of the Toy Manufacturers of America.

    Gerald Bronstein was elected as a director of the Company on July 15, 1994. For more than the last five years, Mr. Bronstein has been a major shareholder and served as Chairman of the Board of Bomaine Corporation, a manufacturer of home furnishings.

    Timothy J. Kilpin was appointed as director of the Company on April 6, 2000. Since November 1999, Mr. Kilpin has been the Chief Executive Officer of Ememories.com, an online photo and memory sharing service. He is an eighteen year veteran of the toy and games industry, who most recently served as General Manager/Executive Vice President at Mattel, Inc., leading its Disney and character brands business.

    There were four meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served during such period.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive $1,000 for each formal meeting of the Board of Directors. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings. See "Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between the Company and members of the Board of Directors.

    Further, directors who are not employees of the Company are eligible to receive options for shares of the Company's common stock pursuant to the Director's Stock Option Plan No. 1 ("the Plan"). The Plan, which is a non-qualified stock option plan, was approved by unanimous written consent of the Board of Directors of the Company on February 14, 1997. The Plan is administered by the Directors Award Committee, a committee of the Board of Directors, consisting of two members, Burt Cutler and Theodore J. Eischeid, who served as Plan Administrator in 1999. Options granted under the Plan have an exercise price equal to 100% of the fair market value of the shares of the common stock on the date of grant and have a term ending five years after the date of grant or three months after the date the Director ceases to be a Director of the Company, whichever is earlier. Pursuant to the Plan, 2,500 shares of the Company's common stock covered by stock options were granted to each of Gerald Bronstein and Courtney V. Moe each of the years in 1997 and 1999. Said shares were granted with an exercise price of

$2.00 and $2.06 per share in 1997 and 1999, respectively, which was deemed to be the fair market value on the grant date. All stock options granted under the Plan are immediately exercisable.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth information concerning compensation of the principal executive officer of the Company and the four most highly compensated executive officers of the Company during the year ended December 31, 1999 for each of the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                             ANNUAL           COMPENSATION
                                                        COMPENSATION(1)       ------------
                                                     ----------------------   STOCK OPTION      ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY        BONUS      GRANTS(2)     COMPENSATION(3)
---------------------------               --------   --------      --------   ------------   ---------------
Theodore J. Eischeid....................    1999     $235,155           --            --         $33,171
  President and Chief Executive Officer     1998      123,154(4)        --       300,000          17,500

George C. Atamian.......................    1999      183,269           --        54,730           1,347
  Vice President, Product Concept,          1998      135,385           --            --           1,459
  Development and Production                1997      120,000      $20,000            --             200

Kevin M. Casey..........................    1999      133,269           --        70,200           1,526
  Vice President, Sales & Marketing,        1998      115,367           --            --           1,346
  Educational Division                      1997      108,150           --            --           1,253

Alan I. Fine............................    1999      114,039(5)        --       100,000             168
  Vice President, Sales & Marketing,
  Consumer Division

James B. Whitney........................    1999      158,000           --        57,790           1,348
  Vice President, Sales & Marketing,        1998      156,304           --            --           1,460
  Learning Advantage Division               1997      150,648           --            --           2,880

------------------------

(1) Perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10 percent of the total of annual salary and bonus reported in this table for such person.

(2) The amounts in the table represent the number of shares of the Company's common stock covered by stock options granted to the named individual under the Educational Insights, Inc. Stock Awards Plan.

(3) The amounts shown in this column represent (i) the Company's matching contributions to the Educational Insights, Inc. Savings and Retirement Plan for Theodore Eischeid, James Whitney, George C. Atamian, and Kevin M. Casey, in the amounts of $671, $1,180, $1,179 and $1,250, respectively, in 1999, and for James Whitney, George C. Atamian, and Kevin M. Casey in the amounts of $1,250, $1,250, and $1,154, respectively, in 1998, and for James Whitney, George C. Atamian and Kevin M. Casey in the amounts of $1,188, $1,188 and $1,061, respectively, in 1997. (ii) group term life insurance premiums paid James Whitney, George C. Atamian, Kevin M. Casey, and Alan Fine in the amount of $168, $168, $276, and $168, respectively, in 1999, and for James Whitney, George C. Atamian, and Kevin M. Casey in the amount of $210, $210, and $192 in 1998, respectively, and $206, $206, and $192, respectively, in 1997. (iii) Company contributions to the Educational Insights, Inc. Profit Sharing Plan and Trust, a qualified defined contribution/deferred compensation plan covering substantially all of its employees, who are eligible to participate after one year of service. Company contributions for James Whitney amounted to $1,486 in 1997. There were no Company contributions in 1999 or 1998. The exact amounts of the Company's contribution to the defined contribution/ deferred compensation plan for the named employee does not include any reallocation of forfeitures under such plan for 1997 as such amounts would not be significant and (iv) moving allowance paid to Theodore J. Eischeid amounting to $32,500 and $17,500 during 1999 and 1998, respectively, in accordance with Mr. Eischeid's employment agreement.

(4) Mr. Eischeid became an employee and executive officer of the Company in September 1998. As such, the amount shown represents salary paid after such date as well as an incentive payment of $63,000.

(5) Mr. Fine became an employee and executive officer of the Company in August 1999. As such, the amount shown represents salary paid after such date, as well as an incentive payment of $50,000.

KEY EMPLOYEE EMPLOYMENT AND SEVERANCE AGREEMENTS

    Pursuant to the terms of an Employment Agreement dated September 4, 1998 (the "Employment Agreement"), the Company retained Theodore J. Eischeid as its President and Chief Executive Officer and agreed to appoint Mr. Eischeid as a member of the Company's Board of Directors. Pursuant to the terms of the Employment Agreement, Mr. Eischeid is entitled to receive an initial base salary of $230,000 per year which will be reviewed annually by the Compensation Committee of the Board of Directors. Mr. Eischeid received an additional incentive payment of $63,000 in 1998 and an incentive stock option grant of 300,000 shares of Common Stock (the "Initial Option"). In addition, beginning with calendar year 1999, Mr. Eischeid shall be entitled to receive an annual discretionary bonus which shall be tied to specific performance criteria established by the Board of Directors which bonus shall be at least 50% of the then current base year salary if such criteria are met or exceeded.

    Pursuant to the terms of the Employment Agreement, in the event of a termination of Mr. Eischeid other than for "cause" (as defined in the Employment Agreement) or the resignation of Mr. Eischeid as a result of a decrease in his base salary, or a termination as a result of "change of control" (as defined in the Employment Agreement) Mr. Eischeid shall be entitled to receive a severance payment equal to (i) one year's then base salary, plus (ii) the earned portion of any discretionary bonus. In addition, in the event of a termination of Mr. Eischeid other than for "cause" or the resignation of Mr. Eischeid as a result of a decrease in his base salary, Mr. Eischeid shall also be entitled to receive a cash payment equal to the excess of the closing price of the Company's Common Stock on the date of termination over the exercise price of the Initial Option multiplied by the number of unvested option shares, if any, under the Initial Option.

    Pursuant to the terms of an Employment Agreement dated August 5, 1999 (the "Employment Agreement"), the Company retained Alan I. Fine as its Vice President, Sales & Marketing, Consumer Division. Pursuant to the terms of the Employment Agreement, Mr. Fine is entitled to receive an initial base salary of $185,000 per year which will be reviewed annually by the Chief Executive Officer. Mr. Fine received an additional incentive payment of $50,000 in 1999 and an incentive stock option grant of 100,000 shares of Common Stock (the "Initial Option"). In addition, beginning with calendar year 2000, Mr. Fine shall be entitled to receive an annual discretionary bonus which shall be tied to specific performance criteria established by the Board of Directors which bonus shall be at least 25% of the then current base year salary if such criteria are met or exceeded.

    Pursuant to the terms of the Employment Agreement, in the event of a termination of Mr. Fine other than for "cause" (as defined in the Employment Agreement) or the resignation of Mr. Fine as a result of a decrease in his base salary, or a termination as a result of "change of control" (as defined in the Employment Agreement) Mr. Fine shall be entitled to receive a severance payment equal to six month's then base salary.

OPTION GRANTS DURING 1999

    The following table sets forth information on grants of stock options pursuant to the Educational Insights, Inc. Stock Awards Plan during the year ended December 31, 1999, to the officers identified in the Summary Compensation
Table:

                           OPTION GRANTS IN YEAR 1999

                                                                                      POTENTIAL REALIZABLE VALUE
                              NUMBER OF                                                 AT ASSUMED ANNUAL RATES
                              SECURITIES   PERCENT OF TOTAL                           OF STOCK PRICE APPRECIATION
                              UNDERLYING   OPTIONS GRANTED                                FOR OPTION TERM(4)
                               OPTIONS       TO EMPLOYEES     EXERCISE   EXPIRATION   ---------------------------
NAME                          GRANTED(1)      IN 1999(2)      PRICE(3)      DATE           5%            10%
----                          ----------   ----------------   --------   ----------   ------------   ------------
George C. Atamian...........    54,730           16.2%         $2.03       7/20/05      $37,785        $ 85,722
Kevin M. Casey..............    70,200           20.7%          2.03       7/20/05       48,466         109,952
Theodore J. Eischeid........        --             --             --            --           --              --
Alan I. Fine................   100,000           29.5%          2.03       8/05/05       69,039         156,627
James B. Whitney............    57,790           17.1%          2.03       7/20/05       39,898          90,515

------------------------

(1) The amounts in the table represent shares of the Company's common stock covered by stock options granted to the named individual under the Educational Insights, Inc. Employee Stock Awards Plan. Each option becomes exercisable on a cumulative basis as to one-third of the option shares two years after the date of grant and as to an additional one-third of the option shares each one year interval thereafter.

(2) The percentages represent the number of shares of Company common stock covered by the options granted to the named individual during the last completed fiscal year of the Company compared to the total number of shares of the Company common stock covered by all options granted by the Company to employees of the Company during such year.

(3) The exercise price of each option is the market price of the common stock of the Company on the date of grant.

(4) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the six year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Proxy Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented herein are not intended to indicate the value of the options.

OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning stock options which were exercised during, or held at the end of, the year ended December 31, 1999 by the officers named in the Summary Compensation Table:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                      SHARES                          YEAR END(1)              AT FISCAL YEAR END(2)
                                     ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                                ON EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   ---------   -----------   -------------   -----------   -------------
George C. Atamian.................          --          --      41,103          58,897        $11,560       $  1,055
Kevin M. Casey....................          --          --      28,133          71,867          7,912            469
Theodore J. Eischeid..............          --          --          --         300,000              0        159,375
Alan I. Fine......................          --          --          --         100,000              0              0
James B. Whitney..................          --          --      40,543          59,457         11,403            469

------------------------

(1) Shares of common stock.

(2) Valued based on the closing price of the Company's common stock of $2.03125 per share on December 31, 1999 and the applicable exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Company during 1999 were Burton Cutler, Gerald Bronstein, and Courtney V. Moe. Mr. Moe resigned as a director on April 6, 2000. Each of the members of the Compensation Committee has served in such capacity since the date of creation of the Compensation Committee in July 1994. No member of the Compensation Committee is now, or was at any time during the last completed fiscal year of the Company, an officer or employee of the Company. During 1999, no executive officer of the Company served as a member of the compensation committee (or its equivalent) or as a director of any entity whose executive officers served on either the Compensation Committee or the Board of Directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company's Tennessee distribution facility (the "Tennessee Facility") is owned by Karen Duncan Cutler and Jay Cutler, a director of the Company, and leased to the Company pursuant to the terms of an Industrial Real Estate Lease dated April 21, 1992 (the "Tennessee Lease"). The Tennessee Lease is for an initial term of ten years and terminates on April 20, 2002. Base rental payments for the Tennessee Facility are $20,000 per month until April 1995, $17,500 per month until April 1999 and $14,000 per month for the remainder of the Tennessee Lease term. In addition to the base rent, the Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. The Tennessee Facility was expanded by approximately 42,000 square feet in 1995. This expansion was financed by Jay and Karen Cutler, as owners of the property. Upon completion of the expansion of the Tennessee Facility in mid-1995, payments under the Tennessee Lease were increased by $7,820 per month to amortize the costs of the expansion over the term of the Tennessee Lease. Total rent payments with respect to the Tennessee Lease were $275,840, $304,000, and $304,000 in 1999, 1998, and 1997, respectively. The Company believes that the terms of the Tennessee Lease are at least as favorable as those that would have been available to the Company in a third-party transaction.

    Pursuant to the terms of an Agreement of Unconditional Guaranty, dated
April 21, 1992, the Company has guaranteed the obligations of Jay Cutler and Karen Duncan Cutler incurred in connection with the acquisition of the Tennessee Facility. These obligations bear interest at a rate of 8% per annum.

The initial aggregate principal amount of such obligations was $1,000,000 and the principal balance as of December 31, 1999 was approximately $300,000.

    Stanley Cutler, an electronic engineer and the brother of Burton Cutler, assisted in the design and development of certain of the Company's electronic learning aids, most significantly the Company's GeoSafari line of products. In order to compensate Mr. Cutler for his electronic engineering and designing services, and in exchange for his assignment of any and all of his patent rights to the Company for products developed by him (including the patents to the GeoSafari game board and teaching apparatus), Mr. Cutler and the Company entered into a Royalty Agreement, dated May 12, 1993, and expiring December 31, 2010. Under the terms of the Royalty Agreement, the Company is required to pay a royalty equal to 1% of the Company's net sales of certain products. Effective January 1, 1994, royalty payments are capped at $150,000 annually. Total royalty payments for the years ended December 31, 1999, 1998, and 1997 totaled $35,000, $53,000 and $79,000, respectively. The May 12, 1993 Royalty Agreement superseded a number of prior agreements between the Company and Stanley Cutler as to royalties for products developed with his assistance. The Company believes that the terms of the Royalty Agreement with Stanley Cutler are at least as favorable as those that would have been available to the Company in a third-party transaction. Stanley Cutler also provides certain consulting services relating to the Company's new product development activities. Payments for said services commenced in 1997 and amounted to $1,200, $17,000 and $87,500 in 1999, 1998 and
1997, respectively.

    Subsequent to his resignation in September 1998, Jay Cutler was retained to provide consulting services for which he was paid $34,615 in 1998.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

    The Compensation Committee reviews the performance of the Chief Executive Officer of the Company, makes recommendations to the Board of Directors as to the compensation of the Chief Executive Officer and the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels, and stock option awards under the Stock Awards Plan.

    COMPENSATION POLICIES AND PHILOSOPHY. The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking the executive officers' compensation to the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to reward individual performance and to be cost effective from the standpoint of the Company's shareholders. The Company uses a combination of base salary, cash bonuses and stock option awards to achieve the aforementioned objectives.

    In carrying out these objectives, the Compensation Committee considers a number of factors which include the types of compensation paid to executive officers in similar positions by comparable companies. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to business conditions, and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the individual performance of the Chief Executive Officer and, as appropriate, approves the recommendations of the Chief Executive Officer relating to the performance of other executive officers and their ability to perform their given tasks, knowledge of their jobs, and their ability to work with others toward the achievement of the Company's goals.

    COMPONENTS OF COMPENSATION. Executive officer salaries are established in relation to a range of salaries for comparable positions among other companies of comparable size and complexity based on information generated in the process of the Company's recruiting and human resources activities, with the exception of the Chief Executive Officer's salary which also takes into consideration the relationship to the salaries of the top three executive officers reporting to the Chief Executive Officer. The Company seeks to pay its executive officers salaries that are commensurate with the qualifications, duties and responsibilities of such officer and that are competitive in the marketplace. In making its annual salary recommendations, the Compensation Committee looks at the Company's financial position and performance and the overall contribution of the executive officers as a group during the prior fiscal year in helping to meet the Company's financial and business objectives. The Compensation Committee recommends and approves the Chief Executive Officer's annual salary and makes recommendations on a range of salary changes for other executive officers as a group.

    Executive officer annual cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets of the Company or its operating divisions. Performance targets and bonus recommendations for executives other than principal executive officers are proposed by the management of the Company's principal operating departments, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors.

    The Compensation Committee believes that equity ownership by executive officers provides incentives to build shareholder value and align the interests of executive offers with the shareholders. The Compensation Committee typically recommends stock option grants on an annual basis to the executive officers and other key employees under the Awards Plan, subject to applicable vesting periods. The Compensation Committee believes that these grants provide incentives for executive officers to remain with the Company. Stock options generally have value only if the price of the Company's common stock increases over the exercise or grant price. The size of the option grants is usually based upon factors such as comparable equity compensation offered by other companies, the seniority of the executive officer and the contribution that the executive officer is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee also considers prior grants to the executive officer and his or her expected contributions during the succeeding fiscal year.

    COMPENSATION OF THE PRINCIPAL EXECUTIVE OFFICER. The Compensation Committee reviews the performance of the principal executive officer of the Company, as well as other executive officers of the Company and its subsidiaries, annually. As the principal executive officer of the Company, Theodore J. Eischeid's compensation was determined on a consideration of the various factors discussed above, including the performance of the Company and the individual performance of Mr. Eischeid.

                                          Respectfully submitted,
                                          Compensation Committee(1):

                                          Burton Cutler
                                          Gerald Bronstein

------------------------

(1) Mr. Courtney V. Moe resigned from the Board of Directors and the Compensation Committee thereof on April 6, 2000.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq U.S. Stock Market Index and a peer group of six corporations in the same or similar line-of-business as the Company for the five year period ended December 31, 1999.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
  EDUCATIONAL INSIGHTS, INC. COMMON STOCK, NASDAQ U.S. STOCK MARKET INDEX AND
                    EDUCATIONAL INSIGHTS, INC. PEER GROUP**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      EDUCATIONAL INSIGHTS  NASDAQ U.S.  PEER GROUP ONLY
1994               $100.00      $100.00          $100.00
1995                $51.16      $141.33           $94.44
1996                $41.86      $173.89          $121.38
1997                $40.11      $213.07          $188.92
1998                $31.40      $300.24          $237.90
1999                $39.53      $542.41          $248.01

------------------------

* Assumes that the value of the investment in the Company's common stock and each index was $100 on January 1, 1995.

** Peer group consists of the following corporations selected by the Company in good faith: American Educational Products, Houghton Mifflin Co., 4 Kids Entertainment, Inc. (formerly known as Leisure Concepts, Inc.), Ohio Art Co., Hockey Company, Inc., and Golden Books Family Entertainment, Inc. (formerly known as Western Publishing Group, Inc.). Each of the component corporations of the peer group was weighted according to the respective corporation's stock market capitalization at the beginning of the period for which a return is indicated.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Deloitte & Touche LLP serves the Company as its independent public accountants at the direction of the Board of Directors of the Company. One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 2000. This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent public accountants by the affirmative vote of a majority of the shares represented and voting at the Meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the 1999 fiscal year its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements except that the following officers inadvertently failed to file a Form 4 to reflect the award of incentive stock options awarded in July 1999:
George Atamian 54,730 shares, Stephen Billis 19,000 shares, Kevin Casey 70,200 shares, Kelly Cole 5,200 shares, and James Whitney 57,790 shares; and the following directors inadvertently failed to file a Form 4 to reflect the award of incentive stock options awarded in June 1999: Gerald Bronstein 2,500 shares, and Courtney Moe 2,500 shares.

                             SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for action at next year's annual meeting should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than January 21, 2001, for inclusion in next year's proxy statement and proxy card.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1999, including audited consolidated financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

    The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

                           ANNUAL REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Educational Insights, Inc., 16941 Keegan Avenue, Carson, California 90746. If Exhibit copies are requested, a copying charge of $.30 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen E. Billis
                                          SECRETARY

Carson, California
May 12, 2000

    SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.


PROXY                                                                                                        PROXY

                                     EDUCATIONAL INSIGHTS, INC.

                                        16941 KEEGAN AVENUE
                                      CARSON, CALIFORNIA 90746

                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Burton Cutler and Theodore J. Eischeid as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and vote as designated below, all the shares of common stock of Educational Insights, Inc. held of record by the undersigned on April 27, 2000, at the Annual Meeting of Shareholders to be held on June 16, 2000, or any adjournment thereof.





/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE

                   FOR all nominees listed   WITHHOLD AUTHORITY TO
                   below (EXCEPT AS MARKED   VOTE FOR ALL NOMINEES
                   TO THE CONTRARY BELOW)    LISTED BELOW                                                    FOR  AGAINST  ABSTAIN
                                                                                                             / /     / /     / /
1. Election of Directors     / /                     / /                  2. RATIFICATION OF SELECTION OF
                                                                             INDEPENDENT PUBLIC ACCOUNTANTS
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
   NOMINEE WRITE THAT NOMINEES NAME IN THE SPACE BELOW):                  3. In their discretion, the Proxies are
                                                                             authorized to vote upon such other
Burton Cutler           Gerald Bronstein              Jay Cutler             business as may properly come before
Timothy J. Kilpin       Theodore J. Eischeid                                 the meeting.

----------------------------------------------------------------

                                                                          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
                                                                          MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
                                                                          IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                          PROPOSALS 1 AND 2.



                                               Dated:             , 2000  PLEASE READ, SIGN, DATE AND RETURN THE PROXY CARD
------------------  ---------------------------      -------------        PROMPTLY  USING THE ENCLOSED ENVELOPE.
     Signature      (Signature if held jointly)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.